EXHIBIT 10.19

Shopping.com Ltd.

Compensation of Directors

The members of the board of directors (the “Board”) of Shopping.com Ltd. (“Shopping.com”) are entitled to reimbursement for travel, lodging and other reasonable expenses incurred in attending meetings of the Board and its committees.

On June 6, 2004, Shopping.com’s shareholders (the “Shareholders”) approved a policy for compensation of directors who are not employees of Shopping.com or partners or employees of Shareholders (“Outside Directors”). Under this policy, each Outside Director receives $50,000 per year, and is granted an option to purchase 30,000 ordinary shares (the “Initial Grant”) upon first being appointed or elected to the Board, and subsequent options to purchase 7,500 ordinary shares (“Subsequent Grants”) at each annual shareholder meeting after which they continue to serve as a Board member. The Initial Grants vest monthly from the day of grant over a three-year period and the Subsequent Grants vest monthly from the day of grant over a one-year period. Initial Grants and Subsequent Grants will accelerate in full upon a liquidation, dissolution or change in control transaction. Both Initial Grants and Subsequent Grants are priced at the fair market value of Shopping.com ordinary shares on the date of grant.

Arrangements regarding the compensation of directors, including executive officers who are directors, require approval of the Board’s audit committee, the Board and the Shareholders, in that order.